Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS STRONG FIRST QUARTER RESULTS AND RECORD BACKLOG

•                  EARNINGS PER DILUTED SHARE OF $0.78

•                  NEW AWARDS OF $6.2 BILLION

•                  BACKLOG INCREASES $2.3 BILLION TO A COMPANY RECORD OF $37.2 BILLION

IRVING, TEXAS — May 5, 2011 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2011.  Net earnings attributable to Fluor for the first quarter were $140 million, or $0.78 per diluted share, compared with $137 million, or $0.76 per diluted share in the first quarter of 2010.  Segment profit for the quarter was $249 million, up from $243 million a year ago.  Revenue was $5.1 billion, an increase from $4.9 billion in the first quarter of 2010.  As expected, first quarter results reflect substantial growth in the Industrial & Infrastructure segment, offset by lower Oil & Gas and Power segment contributions.

“With another strong quarter of new awards, Fluor’s backlog has grown to over $37 billion which is a new company record.  Our earnings results were also solid, with substantial positive contributions coming from all five business segments,” said Chief Executive Officer, David Seaton.  “We continue to track a very healthy prospect list and believe that new awards will remain robust throughout 2011.”

New project awards for the first quarter were $6.2 billion, nearly doubling the $3.4 billion in new awards booked a year ago.  The quarter included $3.9 billion of awards in Industrial & Infrastructure, $966 million in Oil & Gas, $882 million in Government and $422 million in Global Services.  Consolidated backlog for the quarter rose to a company record of $37.2 billion, which increased by $2.3 billion over last quarter and by $11.5 billion from a year ago.

Corporate G&A expense for the first quarter of 2011 was $34 million, which compares with $31 million in the first quarter of 2010.  Fluor’s financial condition continues to strengthen, with cash plus current and noncurrent marketable securities totaling $2.7 billion at the end of the quarter, up from $2.3 billion a year ago.  During the first quarter, the company repurchased 3.5 million shares at a cost of $246 million.

Outlook

First quarter financial results, including solid earnings and backlog growth, were consistent with the company’s expectations.  The company anticipates that it will continue to book sizable new awards throughout 2011, and is reaffirming its 2011 EPS guidance range of $3.00 - $3.40 per diluted share.

Business Segments

Fluor’s Oil & Gas business unit reported segment profit of $62 million, down from $92 million in the first quarter of 2010.  Revenue was $1.7 billion, compared with $2.1 billion last year.  First quarter results reflect the impact of relative weakness in oil and gas markets over

the past two years.   New awards for the segment totaled $966 million in the quarter, compared with $1.4 billion in the first quarter of 2010.  Backlog at the end of the first quarter was $13.6 billion, up from $10.9 billion a year ago, reflecting significant bookings in the second half of 2010.

The Industrial & Infrastructure group reported segment profit of $92 million, up nearly threefold from $32 million in the first quarter of 2010, due to significant growth in both the mining and metals and the infrastructure business lines.  Revenue for the segment was $2.0 billion, up 60 percent from a year ago, primarily driven by growth in the mining and metals business line.   New awards in the first quarter totaled $3.9 billion, compared with $1.0 billion last year, including a $3.1 billion award for a mining project in Western Australia.  Backlog at the end of the quarter rose to a segment record $19.8 billion, up from $10.5 billion a year ago, mainly due to substantial new awards in mining and metals.

Government posted segment profit of $34 million, compared with $35 million in the first quarter of 2010.  Revenue for the quarter grew by 23 percent to $818 million, up from $663 million a year ago, reflecting increased volume from LOGCAP IV task orders in Afghanistan.  New awards totaled $882 million in the first quarter, up from $429 million last year, primarily due to LOGCAP IV task order releases and the initial portion of the Portsmouth gaseous diffusion plant contract in Ohio for the Department of Energy.  Backlog at the end of the quarter was $811 million, compared with $829 million a year ago.

Segment profit for Global Services was $31 million in the first quarter, up from $27 million a year ago, with revenue increasing by 12 percent to $378 million.  Profit improvements were driven by the equipment and staffing business lines, while the revenue increase was driven by the operations and maintenance business line.  New awards for the quarter were $422 million, up from $385 million in the first quarter of 2010.  Ending backlog grew to $2.2 billion, up from $2.0 billion a year ago.

Fluor’s Power group reported first quarter segment profit of $30 million, down from $56 million a year ago.  Revenue declined by 60 percent to $212 million.  Results reflect the completion or near-completion of several projects during 2010 and the low level of new awards driven by weak demand for new domestic power generation.  New awards for the quarter were $57 million, compared with $157 million a year ago.  Power segment backlog was $812 million, down from $1.5 billion in the first quarter of 2010.

First Quarter Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern Time on Thursday, May 5, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenue of $20.8 billion in 2010.  For more information visit www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, failure to achieve projected backlog, revenue and/or earnings levels; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; the Company’s failure to receive anticipated new contract awards and the related impacts on staffing levels and cost; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the financial viability and concentration of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; foreign economic and political uncertainties; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; delays or defaults in client payments; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients; failure to maintain safe worksites; liabilities arising for faulty engineering services; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 23, 2011. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2011	2010
Revenue	$5,057.8	$4,918.9
Cost and expenses:
Cost of revenue	4,787.6	4,658.3
Corporate general and administrative expense	33.8	30.9
Interest income, net	(4.7)	(3.4)
Total cost and expenses	4,816.7	4,685.8
Earnings before income taxes	241.1	233.1
Income tax (benefit) expense	79.9	79.4
Net earnings	161.2	153.7
Net earnings attributable to noncontrolling interests	(21.5)	(17.1)
Net earnings attributable to Fluor Corporation	$139.7	$136.6
Basic earnings per share
Net earnings	$0.79	$0.77
Weighted average shares	175.8	178.2
Diluted earnings per share
Net earnings	$0.78	$0.76
Weighted average shares	179.0	180.8
New awards	$6,195.5	$3,359.1
Backlog	$37,186.1	$25,701.1
Work performed	$4,928.7	$4,795.8

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED MARCH 31	2011		2010
Revenue
Oil & Gas	$1,656.1		$2,139.4
Industrial & Infrastructure	1,993.1		1,243.4
Government	818.5		662.8
Global Services	378.5		339.1
Power	211.6		534.2
Total revenue	$5,057.8		$4,918.9

Segment profit $ and margin %
Oil & Gas	$61.8	3.7%	$92.3	4.3%
Industrial & Infrastructure	92.1	4.6%	31.7	2.5%
Government	34.1	4.2%	35.3	5.3%
Global Services	31.0	8.2%	27.4	8.1%
Power	29.5	13.9%	56.5	10.6%
Total segment profit $ and margin %	$248.5	4.9%	$243.2	4.9%

Corporate general and administrative expense	(33.8)		(30.9)
Interest income, net	4.7		3.4
Earnings attributable to noncontrolling interests	21.7		17.4
Earnings before taxes	$241.1		$233.1

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	MARCH 31,	DECEMBER 31,
	2011	2010
Cash and marketable securities, including noncurrent	$2,654.8	$2,607.4
Total current assets	5,450.4	5,562.8
Total assets	7,550.2	7,614.9
Total short-term debt	65.2	96.7
Total current liabilities	3,533.9	3,523.4
Long-term debt	17.8	17.8
Shareholders’ equity	3,415.6	3,497.0

Total debt to capitalization % (based on shareholders’ equity)	2.4%	3.2%
Shareholders’ equity per share	$19.58	$19.82

SELECTED CASH FLOW ITEMS

($ in millions)

THREE MONTHS ENDED MARCH 31	2011	2010 (1)

Cash provided by operating activities	$370.5	$(246.0)

Investing activities
Net sales (purchases) and maturities of marketable securities	7.4	282.2
Capital expenditures	(55.6)	(48.0)
Other items	14.8	1.8
Cash provided (utilized) by investing activities	(33.4)	236.0

Financing activities
Repurchase of common stock	(245.6)	(17.1)
Dividends paid	(22.8)	(22.6)
Repayment of convertible debt	(31.5)	(10.1)
Distributions paid to noncontrolling interests, net of contributions	(27.1)	(16.2)
Other Items	11.6	(6.9)
Cash utilized by financing activities	(315.4)	(72.9)

Effect of exchange rate changes on cash	35.0	4.9

Increase (decrease) in cash and cash equivalents	$56.7	$(78.0)

Depreciation	$48.5	$45.9

(1) Certain 2010 amounts have been reclassified to conform with the 2011 presentation.

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2011		2010		% Chg

Oil & Gas	$966	16%	$1,401	42%	(31)%
Industrial & Infrastructure	3,869	62%	987	29%	292%
Government	882	14%	429	13%	106%
Global Services	422	7%	385	11%	10%
Power	57	1%	157	5%	(64)%
Total new awards	$6,196	100%	$3,359	100%	84%

BACKLOG TRENDS

($ in millions)

AS OF MARCH 31	2011		2010		% Chg

Oil & Gas	$13,563	37%	$10,883	42%	25%
Industrial & Infrastructure	19,807	53%	10,539	41%	88%
Government	811	2%	829	3%	(2)%
Global Services	2,193	6%	1,975	8%	11%
Power	812	2%	1,475	6%	(45)%
Total backlog	$37,186	100%	$25,701	100%	45%

United States	$8,543	23%	$9,458	37%	(10)%
The Americas	9,636	26%	6,805	26%	42%
Europe, Africa and the Middle East	8,053	22%	6,719	26%	20%
Asia Pacific	10,954	29%	2,719	11%	303%
Total backlog	$37,186	100%	$25,701	100%	45%